Exhibit 99.1

Rightscorp Signs Agreement With The Bicycle Music Company

Santa Monica, Calif. - August 14, 2014 – Rightscorp (OTCQB: RIHT), the leading provider of monetization services for artists and holders of copyrighted Intellectual Property (IP), announced today an agreement to represent a total of 50,000 copyrights from The Bicycle Music Company, the globally influential independent music publisher, record label, and rights manager. The copyrights received from The Bicycle Music Company add to Rightscorp’s catalogue of over 1.5 million copyrights.

“The Bicycle Music Company is a well-respected publishing pioneer representing both hit songs and hidden gems, and we are excited to include their impressive portfolio of copyrights in our growing catalog,” said Christopher Sabec, CEO of Rightscorp. “The music industry has been hit hard by illegal copyright infringement through peer-to-peer networks and has lost billions of dollars in sales, revenue, and wages. We are focused on making sure that each and every copyright we represent is protected and monetized so that the copyright holder is rightfully compensated for their assets.”

“Rightscorp is the only solution for tracking, enforcement, and monetization of P2P infringement that continues to undermine the creative community and erode the value of intellectual property through wholesale piracy,” says Bicycle Music President, Jake Wisely. “15 years after the advent of Napster’s file sharing service, right holders still struggle against good technology being used to the detriment of creators. Rightscorp endeavors to stem the flow while litigation and legislation takes its course.”

The Recording Industry Association of America (RIAA) states that since peer-to-peer (P2P) copyright infringement emerged in 1999, music sales in the U.S. have dropped 53%, from $14.6 billion to $7.0 billion in 2013. The digital theft of music, movies, and copyrighted content accounts for 24% of global internet bandwidth, according to the Information Technology & Innovation Foundation.

About The Bicycle Music Company

The Bicycle Music Company, founded in 1974, is a full service independent music publisher, record label, and rights holder committed to exceptional, creative growth in the value of its catalogs. Bicycle has acquired over 50,000 copyrighted works, including standards, hits, and staples such as Crossroads Blues, Bust A Move, Eye of the Tiger, Guantanamera, Lady Sings The Blues, Let Your Love Flow, Man In the Mirror, Sister Christian, Slow Ride, Stand By Your Man, Time After Time and the songs from A Chorus Line. Bicycle’s song catalog includes works by Roy Ayers, Glen Ballard, Marty Balin, Sammy Cahn, Wes Farrell, The Fixx, Foghat, Marvin Hamlisch, Billie Holiday, Robert Johnson, Montell Jordan, Cyndi Lauper, Ernie Maresca, Marilyn Manson, Night Ranger, Nine Inch Nails, Jim Peterik, Pete Seeger, Third Eye Blind, Tammy Wynette and Dwight Yoakam. Bicycle’s master recording catalog includes works by AFI, The Brand New Heavies, Evanescence, Finger Eleven, The Connells, Creed, Drowning Pool, Nine Inch Nails, The Offspring, The Pharcyde, Seether, The Skyliners, Tone Loc, Brenton Wood and Young MC.

Contact: Jake Wisely | 310-286-6600 x224 | jake@bicyclemusic.com

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About Rightscorp, Inc.

Rightscorp (OTCQB: RIHT) is a leading provider of monetization services for artists and holders of copyrighted Intellectual Property (IP). The Company’s patent pending digital loss prevention technology focuses on the infringement of digital content such as music, movies, software, books and games and ensures that owners and creators are rightfully paid for their IP. Rightscorp implements existing laws to solve copyright infringements by collecting payments from illegal file sharing activities via notifications sent through Internet Service Providers (ISPs). The Company’s technology identifies copyright infringers, who are offered a reasonable settlement option when compared to the legal liability defined in the Digital Millennium Copyrights Act (DMCA). Based on the fact that 22% of all Internet traffic is used to distribute copyrighted content without permission or compensation to the creators, Rightscorp is pursuing an estimated $2.3 billion opportunity and has monetized major media titles through relationships with industry leaders. http://www.rightscorp.com/

Safe Harbor Statement

This press release may include forward-looking statements. All statements other than statements of historical fact included in this press release, including, without limitation, statements regarding the Company’s anticipated financial position, business strategy and plans and objectives of management of the Company for future operations, are forward-looking statements. When used in this press release, words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” and similar expressions, as they relate to the Company or its management, identify forward-looking statements. Such forward-looking statements are based on the beliefs of the Company’s management as well as assumptions made by and information currently available to the Company’s management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors not limited to, general economic and business conditions, competitive factors, changes in business strategy or development plans, the ability to attract and retain qualified personnel, and changes in legal and regulatory requirements. Such forward-looking statements reflect the current views of the Company with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to the operations, results of operations, growth strategy and liquidity of the Company. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by this paragraph.

For further investor and media information contact:

Andrew Haag

Managing Partner

IRTH Communications

rightscorp@irthcommunications.com

1-866-976-4784

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